SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

INFONET SERVICES CORP.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share

(2)	Aggregate number of securities to which transaction applies:

shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$

(5)	Total fee paid:

$

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No:

(3)	Filing party:

(4)	Date Filed:

Filed by Infonet Services Corporation pursuant to Rule 14a-12 of the Securities Exchange Act

The following is the transcript of the audio teleconference call held by BT and Infonet on November 8, 2004.

BT/Infonet Conference Call to City Analysts

Monday 8th November 2004 – 10.00am

Phil Moses – BT Group Director of Investor Relations

Well good morning everybody and especially to those who might be dialling in from the US, it’s obviously very early over there. Thanks for dialling into this conference call regarding BT’s acquisition of Infonet. I have with me BT’s CEO Ben Verwaayan, Infonet CEO Jose Collazo, Global Services CEO Andy Green and our CFO Ian Livingston.

They’ll each say a few words regarding the deal and the strategic fit and then we’ll take some questions. I’d also like to advise you this call’s being recorded for retransmission later on. But before we start I need to make you aware of the following cautionary statement. If you do wish to have the full text of the cautionary statement please send me an email at Phil.moses@bt.com.

In addition to statements of historical facts or statements of current conditions the management team of BT and Infonet, collectively the companies, will make forward-looking statements on today’s conference call. These statements are based in information available for the company as of the date of this communication but are subject to a number of risks and uncertainties that could cause the statements to be made to be incorrect and the actual results to differ materially.

The companies have described certain of these risks and uncertainties in the periodic and other documents they have filed with the security and exchange commission. These documents are available through the SEC website at www.sec.gov. And as I said if you wish the full text of that statement you could e mail me at Phil.moses@bt.com.

But without further ado I’ll pass you over to Ben Verwaayan.

Ben Verwaayen – CEO BT Group

Thank you Phil and good morning everybody, or good afternoon if you dialled from another part of the world. We’re absolutely thrilled today to announce the deal with Infonet. I think that everybody who has been following BT knows that when it comes to acquisition we have always said we will not make acquisitions to change our strategy. We’ll take those acquisitions that will enhance our strategy.

Now Infonet fits right in the heart of what we do with BT Global Services. It’s about multinational corporations, multi-site, helping them to do their business better. And Infonet has a fantastic footprint in the world. It’s a truly global player that helps us to enhance our strategy. They have over 1,000 staff and very skilled employees. And if you look to the financials of the deal it also stands on its own legs.

We talk about approximately net, 300 million consideration. And if you know that we have already been able to look to synergies in year 3 of around 80 million, I’m talking pounds here. Then you can see that this is a no-brainer from that perspective.

More important even is if you look to their customer base. They have 1800 of the best brands in the world as their customers. And our ability to upsell from what we have here is really very exciting. We’ll do the right things when it comes to getting the synergies. We’ll do the right things when it comes to focusing on our customers. But I would like also to put it into a perspective, this is not a joint venture, this is not history repeating itself again.

This is a very focused acquisition and to put it into financial perspective, BT’s disposals so far this year are approximately of the same magnitude as the acquisition value of Infonet. So having said that, on to Andy.

Andy Green – CEO Global Services

Ok, well I’d just like to really focus for a moment on the BT Global Services track record to make sure everybody understands it. We’ve had a clear record of delivery. If you remember when Concert was taken apart we and Concert and Ignite together lost £700 million of cash in that year. We’ve moved that through consistently by improving Ebitda and by improving cash flow performance to cash flow break even.

And we’ve seen a sharply differentiated performance between what BT Global Services has been doing in the marketplace with that of other comms companies. With growing revenues, improving financial performance consistently quarter on quarter, we’ve decided as you know, to go forward strongly to become an IT and networking services organisation.

And we’ve built a series of partnerships with players in the industry, the most recent being the HP one to build on that success and drive it forward. We’ve continued to work on the largest and most important outsourcing contracts in the world. With the likes of Unilever and

Honeywell, European Central Bank, Bavarian Government, a whole range around the world of excellent results.

And we of course recently announced with Reuters that we would be in exclusive discussions with them over managing their global network, one of the largest in the world which may lead to BT taking over Radianz, Reuters’ joint venture with Equant.

These moves are all designed to take the leadership position we’ve got and cement that clearly. But one we’ve been working on for some time and which we believe is absolutely fundamental is to bring together the great skills and resources of the Infonet group and join them to ours.

We think this is really exciting because Infonet have a clear position with the true multinationals of the world. And we’ve taken a very strong position with all of those people seriously interested in Europe. Infonet bring both a fantastic reputation for quality of service and innovation, a whole range of innovative services, all the sales and IT skills and of course as Ben said a fantastic list of names in terms of the customers that they have.

The offer is a straightforward one, £520 million in total, an aggregate value of £310 million to us after taking into account Infonet’s positive cash position. We think it will clearly put us in the leadership position in IT and networking services around the world. It extends our global reach to places our customers needed to go and we would otherwise have had to invest in. It widens our customer base and it brings us specialist skills. And it strengthens our position in key markets where our customers needed to be present like North America and Asia Pacific.

But what I want to be clear on, Infonet is a global company. It may have a US headquarters but it’s not a foray into the US market. It’s smack on the strategy that BT Global Services has been pushing forward. Now for me the key issue here is making sure we create shareholder value, that’s been my commitment ever since being involved. I feel very confident about the shareholder value creation here.

We’re committing to £80 million of cash synergies by the 3rd year following acquisition. You remember we made a commitment on Concert on synergies and we will track those in the same way and demonstrate to you how those are delivered. They’re very straightforward things. We have overlapping networks. Sometimes Infonet’s network’s better as it is in the US and sometimes ours is better.

We can take very significant cash savings out of access costs, out of band width, out of node sites, all those very exciting things, because they bring you real money. We can certainly save on Capex across the 2 organisations significantly as we bring together the 2 facilities. And are able to maximise the loading on all those facilities as we do it. And of course there are back office and in-country savings that will be taken as well.

So overall we think this is a very clear deal strategically. A very clear deal economically and one which we’re confident will add shareholder value. With that I’ll pass over to Jose.

Jose Collazo – CEO Infonet

Well I’ll just begin by saying that we’re really excited to join the BT team. I think the strategies that BT Global Services has are very similar to the value that Infonet’s been pursuing. And Infonet really is what I call a trans-national company in the sense that we are at present in almost 70 countries. And the best example I can give to people of our globalness is the fact that outside the US we probably have 3 Americans in our whole organisation.

So we’re a company run by local people in 70 countries. That really goes to the heart of our business, which is to service exclusively the multinational market. In the US our revenues represent about slightly below 20% of our total global revenues. The US is a large market but nevertheless for us it’s just one of many markets that we’re in. Our primary customer base comes from European multinationals that we service in Asia, Latin America and the US.

For the US companies we service them in Europe, Latin America and Asia. So we really are an unusual company that started about 16 years ago, there’s no tie-in between our revenues and the former shareholders that we have.

We’ve earned every dollar that they sold of our services because we offer competitive offerings. So I don’t see that as we are now completely owned by BT that this will have any major impact. With respect to revenues from our shareholders who act as distributors I think they’ll continue growing their business.

And the benefit for us is that we will be able to grow from our direct channels, which are 100% owned by us. They represent almost 50% of our revenues and are growing at a substantial rate.

With respect your question on AUCS, you know the AUCS contract finished over 2 years ago. And if you take out the AUCS business and go back over the past 5 years before AUCS even started, revenue CAGR has been running about 13%.

So excluding AUCS we’ve had good growth and the markets are very tough but we’re growing. Last quarter we grew 5% and soon we’ll be reporting 2nd quarter growth and we’ll see what that shows. But the point is we grew strongly without the AUCS business. Today that business has gone and we’re still beginning to grow.

So we’ve been growing on our own merits.

Q&A SESSION

Q1. Hannes Wittig – DKW

I was referring to a passage in the 10K that actually AUCS business had been migrated onto your proprietary platform. So it would have seemed to contribute to the 13% CAGR that you have just talked about.

Jose Collazo

Yes it did but you know what people forget you have to make a choice whether you deploy your sales force. And we could have deployed them going after brand new business or deploying them after customers who had a very bad experience. And we did a balance of each and we got the growth that we needed. Did we get it for free? No.

Ian Livingston

Also the monies we’re talking about in the context of that are a few percent. It’s not even if you assign it all over it’s not a big part of it. Quite clearly this is a company, which has done very well in growing its base in a very difficult market and continues to do that. And the AUCS contract frankly is a little bit of noise around it.

Andy Green

And of course we’re giving commitments to all the shareholders and distributors to continue to their relationships with us and the shareholders will certainly be continuing as distributors.

Q2. Paul Howard – Cazenove

A couple of questions, firstly on the operational performance. Can you give an idea of how Infonet’s revenue breaks down, what’s sort of in there? And secondly, in terms of the profitability of Infonet, what are the drivers behind the margin improvement going forward beyond the cost synergies.

And then the final question clearly this is sort of BT’s 2nd acquisition or planned acquisition in this space after Reuters Radianz. Is this it now in terms of what you need to buy to further the Global Services strategy? Or do you feel you need more capability still?

Jose Collazo

With respect to the first of questions you had, you know the question of revenue breakdown for us is really a meaningless question. We are providing managed bid and network services to multinational corporations and that basically means that a multinational corporation outsources to us the running of their full applications.

Now that implies that you have to have a network that you can offer first of all private network services on. But in today’s environment you have to overlay with security and you have to overlay with voice over IP etc.

And although you could break those into individual elements that’s not really the right way to look at it. Because what people are doing is they’re outsourcing and running their global applications to someone like Infonet. And that involves a variety of technology and services. Our business is MDNS and it all revolves around that, period, we have no other business.

Paul Howard

The question I was asking is sort of how much of it is sort of re-selling local operators access network? Of which might have a much lower margin than perhaps some of the other revenue streams you’ve got?

Jose Collazo

Like any value added service, for us our local access costs as a percentage of revenues run around mid 30% between 33 to 35%. So the local access part which are basically a pass through for us are a big part of the cost base.

With respect to margin improvement for us you can see where the answer’s going, it’s going about reducing our local access costs. And more importantly reducing the backbone costs to connect our global network. At least there are areas where BT can be a tremendous help. Because what people don’t realise is that only if we were to reduce our costs only in the UK, Netherlands and Germany we would reduce our cost structure substantially. And these happen to be countries where BT has a lot of infrastructure.

So these synergies on the cost side are almost immediate.

Andy Green

These synergies are straightforward you know we have very deep networks in Europe. We can make major reductions in access costs.

We can take out the overlapping network and reduce those overall costs. These are very easy, clear things. We did them with Concert and we’re very confident of getting them again with Infonet.

Ben Verwaayen

Let me answer the last part of your question. I think if you see the BT strategy we have been extremely cautious and balanced. We have understood that paying our shareholders is a top priority for us. And today doesn’t change that at all. 2nd it’s also true that we have looked every time and said we’re not going to make an acquisition to change our strategy, it’s only to enhance our strategy. And this fits the bill as well.

And I think there is nothing changed today. So what we’ll do we’ll keep going, making sure that we have the right balance. We’ll reward our shareholders; it’s a top priority. We’ll do the same if you look to our business processes; we’ll do the same if we look to acquisitions if they fit. So far I think we have been very cautious, that’s what you should expect for the future as well.

Q3. Mike Williams – Citigroup

I have got one specific question, which picks up on something Ben just mentioned relating to the dividend. Obviously in the statements you’re acknowledging essentially 0.5 pence of dilution from this transaction in the current year. You’ve tied your dividend distribution to EPS.

Should be we downgrading our dividend expectations for the year? Or is there actually scope within your dividend policy to tweak the payout ratio? To essentially deliver market expectations for dividend in the current year, or even better than expectations?

Ian Livingston

Mike, 0.5p is for next year not for this year so this year is absolutely fine. Look we’re generating a lot of cash. We’re continuing to do well as we said early on; we’ve actually got close to £300 million worth of disposals this year as well. As we always say, we’ll continue to invest in our business and pay our shareholders, and our dividend’s very comfortably covered.

I hope your forecast is as accurate within quarter of a p or whatever. But we continue to grow our business and we expect the dividend to carry on being progressive that’s what we said.

Q4. Morten Singleton – West LB Panmure

I’ve got 2 questions if I may, the first one concerns the question that was first asked. I’m still a bit confused as to what proportion of your revenues come indirectly through existing shareholders and what proportion comes directly? And the 2nd question concerns the cash synergies if you will. Because you’ve mentioned that a lot of those synergies come through almost immediately. And yet we’re looking until year 3 of the transaction until we get the 80 million annualised cash saving.

Are we therefore looking at fairly close to 80 million in year 2 or what implications can I draw from that?

Andy Green

I’ll answer the second one and turn back to Jose on the first bit of identifying the sources of various revenues. What we see is the synergies growing over a 3-year period. I mean reasonably evenly, not far off 1/3, 1/3, 1/3 in terms of the growth. I think it’s a recognition that a number of these things take time to achieve.

And I suspect at the end of year 3 we won’t say “that’s it, all done”. But what we’re saying is £150 million by year 3 you’ll see this in tens of millions in the first full year post acquisition and the same again the following year. But we’re committing $150 million by year 3. And just to stress, this deal stacks up very well on the cost synergies alone. It doesn’t require belief about all the other things this deal can and will do in terms of our customers and our presence and our position in the market place.

I think that’s the strength and why it’s as Andy says, an old fashioned sort of deal. The cost makes sense and then over and above that you’ve got the strategic capabilities it will add.

Jose Collazo

With respect to your question on channel, channels that we own 100% generate almost 50% to our revenues. Channels that are owned by the 6 shareholders cumulative add about 30% to the revenues. And then the other distributors where we may or may have ownership represent the other 20%.

So we have a balanced distribution of strategy that gives us I think good revenue of 600,000 US Dollars per year.

Ian Livingston

We’re having a look at the UK GAAP treatment of our revenue and the way that BT, under UK GAAP, will account for some of the distribution revenue we may make in Infonet. The revenue would be $100 million less under UK accounting. That doesn’t affect the cash flow. It doesn’t affect the profit. It doesn’t affect anything else but the quoted revenues maybe slightly lower. That’s just applying BT and UK GAAP.

Q5. Paul Marsh – Morgan Stanley

I’ve got a couple of questions. I see in the statement it says that you’ll be intending to run the businesses in parallel in ‘for some time’. I was just wondering if you could elaborate a little bit more on why and how long that may be. And maybe explain if that has any impact on the extraction of synergies or the timing of synergies being extracted?

I also wonder if you’d just confirm at what point is the cash counted. I think it’s the cash that you’re saying nets off against the consideration here. Is that as at March 04 or is that a March 05 cash number?

And then finally maybe you could help us here with what do you think the Ebitda of Infonet would have been without BT buying it in year 3?

Ian Livingston

I’ll answer the latter of that I don’t think you’d expect us to be making forward-looking forecasts for Infonet never mind ourselves in any event. Of course you know Infonet have publicly said already that it was on a growth plan. And had already publicly said that they expected to be free cash flow positive in late 05.

So it was already improving its financial position anyway. In terms of your question about the cash, the cash figure we quoted is the March 04 numbers. And they will publish their 2nd quarter results on Thursday.

Q6. Tim Jagger – Royal Bank of Scotland

Can you just clarify or reaffirm that you remain committed to your medium term net debt target of £7 billion that you outlined last year. And also that you are still aspiring to achieve the single A range ratings from both S&P and Moody’s?

Ian Livingston

We still maintain absolutely around a £7 billion net debt position has remained the same. We said on ratings that we thought that would be consistent with a single A rating. I mean we are single A rated by S&P not by Moodys, that’s obviously not under our control. But our debt and our cash and our retention policy remains as before. So nothing’s changed there.

One thing we must do is pick up the first question Paul Marsh asked so I’ll just pass back to Andy to answer that.

Andy Green

Parallel running point is very simple. The best way forward to maximise the benefit of the bringing together of 2 organisations is to minimise customer disruption in the early period. Give customers confidence, give them no reason to renegotiate their contracts. And to do that we’re going to keep the Infonet product range going alongside the BT product range. Until we can bring them together as part of our overall rationalisation programme. That’s why it will take a couple of years say to do that.

I think it’s a very sensible approach. You can go for a much quicker result and try and take much more cost out more quickly. But you won’t get the best economic result by doing that. I’m confident that we’ve got that right.

Q7. Christian Maher – Investec

Can you just clarify the geographical split of revenues? I think you said earlier that just below 20% came from the US.

Jose Collazo

Roughly and a breakdown of revenues. Around 60% of our revenues are generated by multinational companies based in Europe. However, we service these companies primarily outside Europe, Asia, Latin America and US. The US I said is roughly 20% of the revenues and the balance comes from Asia Pacific and Latin American multinationals.

And so we’ve become Europe centric because we’ve been very successful in Europe over the past 8 or 9 years.

Andy Green

And you can tell from that how close the strategic fit is. The great thing about this deal is that if you look at the revenues and the direction of the company there’s nothing sitting there, which you wish you weren’t acquiring. It all fits very well.

Q8. Steve Malcolm – Arete

First of all on restructuring costs in a footnote you mentioned the cash implications and restructuring costs but don’t quantify them. Could you give us an idea how much that’s likely to be and where they’re going to be directed over the next 6 months?

And the next is just on the overall cash cost savings. Maybe you can give us a rough split between Opex and Capex. And I think Andy in previous presentations has alluded to the fact you’d be spending a bit more Capex in Global Services on network in the US. Does this deal prevent that and mean that we shouldn’t expect as much Capex. And that’s where part of the savings is coming from?

Andy Green

It’d be about £30 million of restructuring cost over the first 2 years, as quickly as we can obviously but we can’t predict it accurately yet.

I wouldn’t expect more than 20% of the synergy to be Capex, the rest would be Opex. And you know yes, it will reduce the capital we spend in both Global Services and Infonet on network type activity. But what’s boosting greatly Capex in Global Services is contract related expenditure. And that we hope will continue because it’s very good Capex to spend.

Ian Livingston

You’ll probably find Steve that the Capex savings are achieved a bit quicker than the Opex savings. Because naturally of course you can do something to avoid that earlier before you do some of the taking one bit or another bit out of the network, which takes a bit longer. So early days might be closer to 60/40 between Opex and Capex. And then as Andy said, moving very much more to an 80/20 split.

Steve Malcolm

Just a question on Infonet. Is the guidance for 2005 still valid? I’m reading your June presentation and I’m reading that revenue growth is about 10%. Capex 10% or revenue still or lower now?

Jose Collazo

We’re going to be issuing our earnings release in another couple of days where we talk about things like Capex etc. But we don’t expect to change our guidance on the revenue side at all.

Q9. Martin Mabbutt – Mann Securities

I just wondered if you could tell me or have a guess at when you see the tax asset of Infonet realising that £100 million?

Ian Livingston

It’ll take some while to realise but we think we should be able to achieve it back over a sort of 10-year period.

Q10. Mark Cardwell – Sanford Bernstein

A couple of questions. Can you talk a little bit about the overlap of the customer base? I get Andy’s point on sort of the desirable revenues in Asia Pacific and USA but you have a lot of customers in Europe that overlap in the 2 customer bases. Do you have an issue with customers who are going to want to say hey, I had 2 vendors, now I have one, I’ve got to rethink about bidding?

And to that can you talk a little bit more broadly about what percentage of the customer base you think will use this, as an opportunity over the next 2 years to renegotiate simply because they can. Not necessarily because you’ve done anything bad to them, but simply because it gives them and opportunity to renegotiate price.

Andy Green

Modest overlap, a lot of research done, very modest overlap. It doesn’t look like it increases many customers’ penetration very significantly, one of the interesting things about it. Lots of customer research done. And the evidence suggests that many Infonet customers are looking for more outsourcing type relationships. Value added, you know managed relationships where we take more and more responsibility.

And if you’d done the research, very attractive to think about BT for that purpose. So we think we’ll be able to take good quality relationships with Infonet forward into deeper relationships with many clients.

Jose Collazo

I think your question goes in my mind to the heart of the strategic value here. In the sense that with respect to managed network services the vast majority of our customers only have one supplier, Infonet. But I would also say that a large majority of our customers are prime targets for expanding into IT systems integration and outsourcing services which the prior stockholder ownership would not have been able to address.

I think now with BT and BT’s strategy we can be a good leader for these kinds of customers. And that’s where in my mind the synergies come, not from the cost savings. The synergies come from opening the market and I think that’s the biggest synergy that you’re going to see, I believe.

Mark Cardwell

Does that mean Andy that you’re going to take outsourcing sort of well beyond Europe and the US. And you’re going to look at the rest of the world?

And lastly, if I could, can you guys just comment a little bit on the profitability of this market overall which, at least looking around the rest of the industry has not been good?

Andy Green

On outsourcing, you outsource enterprise wide, so you have to deliver worldwide. So far our marketing in that has been very European centric. It’s starting to be a little bit more US centric as we’ve talked to you about in previous results meetings. We do announce today that we’re going to go into a strategic relationship with KDDI as part of this.

KDDI will be tackling the Japanese customer base on outsourcing and we would be delivering it for them outside Japan. And they will become our delivery arm inside Japan. So that is an extra piece of this.

The market is very competitive. Of course, nobody’s denying that but our financial results have shown that we can get the cost base right. And one of the reasons for this approach is we believe you have to be a scale player to meet this market place and make shareholder value from it, this is a very good scale opportunity.

Now these synergies are going to do a great deal I think to support the continuing improvement in our shareholder value creation over the coming 2/3 years.

Q11. Henrik Nyblom – Commerzbank

Just a very quick question. Andy you talked about the importance of scale. And I guess you touched on the answer previously. But can you be a bit more specific. Do you actually have enough scale in the US and Latin quarter to be a serious player after the Infonet acquisition?

Andy Green

Very important, we’re not trying to buy a US company here and we’re not trying to have scale to meet the needs of a US Savings and Loan Company or other players like that. What we are increasingly doing and what Infonet do is sell a network with 500-700 nodes on it, 300 of which are in the US. And the rest outside.

We think our primary customer base in the US is those companies who have a real significant interest in Europe and the rest of the world. In that sense Infonet and ourselves’ strategies being very similar on customer targeting and that’s what we intend to stick to.

We will if the Radianz deal goes through, increase the number of skilled staff we have in the US substantially. We already have 1,800 out there; maybe it’ll go up by nearly double. Now I think that’s very important because the big US players like to see skilled resources close to them. It will enable us to bring together state of the art network management centres, customer centres, all those sorts of things, which are things that the US players like.

But we will be concentrating on them for their needs around the world. And those customers who come with us, I’m confident will be the internationally focused US players.

Ben Verwaayen

Also I think for the first time the US players are going to see a really global company that’s financially stable. And that’s going to make a big difference I believe. Because a lot of companies are very worried about who they chose as a global partner, particularly in the US.

Q12. James Golob – Goldman Sachs

If I could 2 questions. One is just why it is that under UK GAAP the revenues would be 100 million lower than under the US GAAP? And then secondly, the local access spend in Infonet has risen quite sharply over the last 4 years as a percent of revenues from 24 to 35%. Given the depth of the BT network in the markets that you’ve already highlighted. How much do you think you can bring that down over the next couple of years? Or is it just going to stabilise at this higher level?

Andy Green

We think it is a competitive marketplace. But we do think there are big access savings in the main. We’ve assumed we can use those access savings to stabilise the margins that Infonet make. That may be a little bit pessimistic, but we can make this a very good deal on that basis.

You’re right of course the loop lengths will be shorter using our networks. And we have got very much bigger buying economies of scale, that’s part of the significant synergy. But some of that we’ve presumed we will reinvest in the continuing declines in the market place as we all would expect.

But I do believe we’ll be able to stabilise margins and produce the synergies.

Jose Collazo

As you probably know given the question you probably do know. We spent substantial efforts over the past 3 years to break the relentless increase in local access costs. Because you’re right, that increase from 24% to 35% is 11% of margin that is going to be the local operator’s.

You may remember that beginning in the 2nd half of last fiscal year that was the first time that local access cost for us began to not increase as fast. That continued in the first quarter of this fiscal year. But we believe that we have at least severely arrested the increase in local access. Now with being able to take advantage of BT’s capabilities as I said just in a few countries like UK, Netherlands and Germany that will make a major impact.

So on our own efforts we’re going to have that under control. And I think BT will allow us to accelerate substantially.

Ian Livingston

In terms of the GAAP question it’s about channel relationship to contract. Whether you account for the stuff gross or net. Under our accounting policy we believe we probably do it net. We’re just going to have a look at individual contracts as time goes on to work out exactly what that is. But same cash flow and same contracts, same deals. It’s just exactly what revenue number one shows.

So the revenues might go down but the margins will go up.

Q13. Scott Ryall – Macquarie Bank

I just had a quick question and it follows on from another couple of questions. You mentioned your revenue from previous shareholders is around about 30% of your total revenue. I wonder if you can comment, going forward. Obviously you’ve had some of them come out this morning and state that they’ve re-signed Global Services agreements with you guys.

Can you tell us how many of those shareholders actually own the customer? How long do these Global Services agreements last for? And what happens when the Global Services agreement is over and you come to re-pitching against your previous shareholders for business? Who gets priority over those customers, is it BT or is it the other customer? Or is Infonet going to be agnostic once it’s fully integrated?

Jose Collazo

Well I think for us when I look at a market I look at how can I be the most efficient in a market. And we use channels, our shareholders for example because we think that they can be more productive than we do it ourselves. As long as they’re productive there are lots of markets that we can focus on where we can use our energies.

But if we find that a distributor is not productive in a market or is under-serving a market I’m sure that we will now be able to address that problem much more strongly. But again there are lots of markets that are growing very strongly. And we need to have a balanced approach because you cannot afford to fight battles in 70 countries at the same time.

So we have a pretty balanced strategy as to where we use our resources and where we depend on distributors. And we expect performance; if we don’t get it we take steps to fix it.

Andy Green

Infonet’s brand’s great and I think most of the customers who buy it know they’re buying it. We have always been happy to be a provider to other channels. We think loading this business system is very important. Many of them I’m sure will chose to continue to work with them.

Jose Collazo

Remember that when a distributor of ours sells a customer in a country, that customer’s being serviced in 30, 40 sometimes 50 countries. When the users have a problem in the foreign country they call Infonet. So Infonet’s control over its brand is basically because that’s the only brand the customer knows when he’s getting customer services around the world.

And that’s what makes the customer loyalty that we have. Our churn rate from a revenue point of view is less than 3% to give you an idea.

Scott Ryall

So it’s foreseeable going forward that BT may seek to replace the in-country agreement where it makes sense?

Andy Green

It’s very straightforward, where a distributor’s performing well. And the customer’s happy I’m confident that we will be happy to support the distributor. In other situations we’ll be free to go and sell directly to the customer if he so wished.

Q14. Chris Alliot – Nomura

Just one point of clarification if I may on the tax asset. Can I assume that you’ll be expecting to use up the full £100 million over the 10 years or so? And secondly, I wonder if you can expand a little bit more on the KDDI strategic relationship? Is that likely to be a commissioned based relationship or would you go into a joint venture with KDDI? I just wonder if you can expand on that a little more?

Ian Livingston

Yeah we do expect to utilise that tax asset over the next 10 years, and it’s a fairly long amount of time. But I’d be delighted to use it even quicker if profits allow.

Andy Green

We don’t know that answer to what we’re going to do with KDDI precisely yet. I think it’s very important though for them, they’re very happy with the Infonet performance. It’s very important to their business. We’ve agreed to work with them on a strategic basis.

It certainly will involve us with them having some staff working with us in Europe. And us having work with them in Japan, and we’ll see how it moves forward. But I think it’s a very positive thing for us, our Japanese presence is small today. And it’s one of the upsides.

Jose Collazo

Infonet has been working with KDDI for many years. And we’ve developed a relationship to the point where we now do what I call joint selling. For example we recently captured a customer, Toyota for the European services,Toyota for their US services and Toyota for the Latin American services basically by having the Infonet sales organisations in those respective territories. Or jointly with the KDDI sales organisation in Japan. And when you do that correctly that’s a combination that cannot be beaten.

So we’ve learned how to refine that and hopefully now we can extend that to bigger projects or bring it to a level of BT and KDDI.

Q15. Graeme Pearson – Lehman Brothers

Can I just take a technical point? The press release says that you’ve got 97% of the vote. If there’s a higher offer can the transaction be at risk at all?

Phil Moses

No.

Q16. Justinian Clifford-Bowles – CSFB

3 questions if I may? One on the whole acquisition strategy. Is this a one off transformation that completes your network and service footprint worldwide? Or are there other bolts on opportunities? I mean as Andy mentioned you’re clearly very close to announcing the Radianz deal with Equant. Where are we on the whole footprint issue there?

Secondly, how does this sit with the existing distribution policy? I think it was mentioned earlier the £7 million net debt target by March 07. Are we assuming that therefore the buyback falls a little bit compared to what people have got in their forecast because you’re making a cash acquisition here?

And then thirdly, just on the synergies, you said that 80% of them I think, were Opex rather than Capex. It sounds from what you’re saying as if most of those synergies are local access synergies. Or are there very significant sort of other I don’t know distribution channel headcount synergies?

Ben Verwaayen

We will ask Andy to talk about the synergies. And maybe Ian you can talk a little bit about the share buy back. Although I think that we already answered that one. But anyway let me be very clear. This is an acquisition that stands on its own feet. It’s right in the heart of our strategy. It is enhancing our strategy. It’s not expanding the strategy.

It deals with the right issues. It will strengthen our position in the market and at the same time if you look to the financials it has a very appealing approach from its own feet. So this is not finalising anything. This is a great deal that helps us to speed up our strategy that you have seen quarter after quarter after quarter to being very successful and you’ll see that together with Infonet we have a customer base 2nd to none. We have an offering 2nd to none. And I think we have a market appeal 2nd to none.

Ian Livingston

On the share buy back as I said we’ve done close to the same amount in disposals this year as the value of the Infonet acquisition. We always said we would do both acquisitions and disposals. But we’ve carried on buying back the shares on an ongoing basis and I would imagine that would continue.

Andy Green

So roughly 20% Capex, well over half the rest is a combination of access and bandwidth. So there are 2 network type synergies and there’s obviously some SG&A and other things on top of that as you would expect.

Q17. Kevin Sheil – Citigroup

2 questions please, firstly could you explain from a customer’s perspective where the demarcation lines are in respect of one of the incumbent’s who sold Infonet today. What they are likely to offer within their own country? And where Infonet takes that contract forward internationally or again within country?

So that’s question one, secondly, just on Infonet branding from the comments from Jose earlier sounds as if the Infonet brand will be retained going forward. Will BT therefore be putting some of the managed services businesses into Infonet?

Jose Collazo

You know it’s hard for me to answer your question. Because we don’t really see any difference as to whether services are sold by a local operator or sold by a direct channel. It’s the same makeup. So we don’t really see any difference in the demarcation based on our different distribution channels.

They all have the same dynamics and they’re always great to perform the levels of performance. So we don’t really see that demarcation that you alluded to.

Andy Green

Infonet branding position looks like this. The commitment we’ve made, is to concentrate on the customer and look after the customer first. We are going to be using the Infonet brand to brand the product range that Infonet provides to its customers. And give that certainty and clarity of continued high levels of customer service and support that Infonet stands for in the marketplace.

Bringing together the 2 business systems will upgrade both BT’s capability and Infonet’s capability. And over time we’ll see a natural point at which we’re able to fade out the Infonet brand. And all the services will be marketed by BT. Along with all the work we’ve been doing around the world already to rationalise products, rationalise networks and rationalise approach. We’ll be doing that within the Infonet portfolio and indeed we hope with Radianz portfolio.

All of these moves produce for us I think a very compelling set of propositions. Lying behind all this is a clarity out there in the market place that a financially viable strong player concentrating on the corporate and government marketplace around the world is what’s required and BT is increasingly seen as the partner of choice in doing that.

And the Infonet transaction in my view will completely underline that.

ENDS

Additional Information about the Merger and Where to Find It

Infonet plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INFONET, BT, THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Infonet or BT through the web site maintained by the SEC at www.sec.gov.

In addition, investors and stockholders will be able to obtain free copies of the proxy statement from Infonet by contacting Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California, 90245, Attention: Investor Relations.

Infonet and BT, and their respective directors and officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Infonet’s directors and officers and their ownership of Infonet common stock is contained in the proxy statement for Infonet’s 2004 annual meeting of stockholders, which was filed with the SEC on July 22, 2004. Information regarding BT’s directors and officers is contained in BT’s Form 6-K, which was filed with the SEC on June 2, 2004. To the knowledge of Infonet, none of BT nor any of its directors and officers owns any shares of Infonet common stock. To the knowledge of Infonet, none of the directors or officers of BT who would be expected to participate in any such solicitation of proxies has any material interest, direct or indirect, by security holdings or otherwise in Infonet. Investors and stockholders may obtain additional information regarding the direct and indirect interests of Infonet, BT and their respective directors and officers in the merger by reading the proxy statement regarding the merger when it becomes available.

Safe Harbor Statement

In addition to statements of historical facts or statements of current conditions, Infonet has made forward-looking statements in this communication within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements include, without limitation, statements regarding expected synergies, financial guidance, timing of closing, industry ranking, execution of integration plans and organizational structure. These statements are based on information available to Infonet as of the date of this communication but are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. Infonet describes certain of these risks and uncertainties in its 10-K, 10-Q, 8-K and other recent filings with the Securities and Exchange Commission (the “SEC”). These documents are available through the SEC website at www.sec.gov. The accuracy of Infonet’s forward-looking statements will also be affected by whether the merger can be completed, whether the companies may be required to modify aspects of the transaction to achieve regulatory approval, whether the businesses of the companies suffer due to uncertainty or a decline in market demand and whether the parties are able to achieve planned synergies. Infonet expects that subsequent events or developments may cause its views to change, however, Infonet undertakes no duty to update the forward-looking statements to take account of later events, except to the extent required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.